Exhibit 23.1

Consent of Independent Auditor

We consent to the use in this Amendment No. 1 to Form 8-K of Guild Holdings Company of our report dated March 31, 2021, relating to the consolidated financial statements of Residential Mortgage Services Holdings, Inc. and Subsidiary, appearing in this Amendment No. 1 to Form 8-K.

/s/ RSM US LLP

New York, New York
September 16, 2021